Exhibit 10.14

EXECUTIVE EMPLOYMENT AGREEMENT

This EXECUTIVE EMPLOYMENT AGREEMENT (“Agreement”) between GEOVIC MINING CORP. (“Company”) and ALAN W. PERYAM (“Executive”) is effective on 01 October 2008 and remains in effect through the Term of this Agreement (as hereinafter defined). The Company and the Executive are in some places herein referred to individually as a Party and collectively as the Parties.

WHEREAS:

A.	The Company is a publicly-listed mining company incorporated in Delaware and headquartered in Colorado, whose shares are publicly traded on the Toronto Stock Exchange (TSX);

B.

The Company through various subsidiary entities is involved in all aspects of the international mining industry and, in particular, is assisting its wholly-owned subsidiary, Geovic, Ltd, a private corporation incorporated in the Cayman Islands and its majority-owned subsidiary, Geovic Cameroon PLC (“GeoCam”), a private corporation incorporated in Cameroon in developing a cobalt-nickel-manganese mining project (“Project”) in the Republic of Cameroon;

C.	In addition, the Company through its wholly-owned subsidiary Geovic Energy Corp., engages in energy exploration and development activities primarily in the United States:

D.	The Company has no full time employees, as all its officers are employees of Geovic, Ltd. which also is the employer of all other persons involved in the Company’s business;

E.

The Executive is an experienced attorney specializing in a broad range of business law-related activities particularly concerning business transactions, the raising of capital, deal structuring and related business issues. In fact, the Executive has essentially functioned as the Company and Geovic Ltd. general counsel on a contract basis for the past five years, and his advice has added substantial value in all areas in which the Executive was involved; and

F.

The Company now desires to employ the Executive as an executive officer of the Company and of Geovic Ltd. and as a full-time employee of Geovic Ltd. and Executive desires to be employed in such capacities, all pursuant to the terms and conditions set forth in this Agreement;

NOW THEREFORE, IT IS HEREBY AGREED as follows:

1.	Appointment, Duties and Term of Employment.

1.1

Job Description. Geovic, Ltd., the Company’s 100%-owned operating subsidiary, offers to employ the Executive as Senior Vice President and General Counsel based in the Company’s Denver head office. Executive is expected to perform his duties and provide the services (“Services”) to the Company and Geovic Ltd. as more specifically outlined in Schedule I.

1.2

Appointment as Officer. At or prior to approval of this Agreement by the Board of Directors of the Company (“Board”), the Executive shall be appointed as Senior Vice President and General Counsel of the Company and Geovic Ltd. and shall become a full-time employee of Geovic Ltd. through December 31, 2008 and as a full time employee thereafter. In addition, Executive shall perform all such other duties for the Company and its subsidiaries and affiliates as may from time to time be authorized or directed by the Chief Executive Officer (CEO) or the Board.

1.3

Term. The Executive shall be employed engaged by the Company in all such capacities for an employment term (“Term”) beginning 01 October 2008 and initially ending on 31 December 2009 subject to all the covenants and conditions hereinafter set forth except that, commencing January 1, 2009, the Term of this Agreement shall be deemed automatically renewed for rolling two-year periods, whereby the Term of this Agreement is twenty four (24) months on a continuing basis.

1.4

The Executive shall report primarily to the Chief Executive Officer (“CEO” or “Contact Person”) on Company matters and to the Board on certain regulatory matters. The Executive shall keep the CEO and Board well informed regarding the Company’s legal status and other Company matters and shall promptly respond to any reasonable requests by the CEO and Board in this regard. Additionally, Executive will periodically report to and advise other officers of the Company. From time to time, Executive may also provide Services and assist the Company and Geovic Ltd. in reaching well-reasoned decisions and implementing those decisions regarding GeoCam and the Project.

1.5

The Executive shall not be engaged directly or indirectly in any other business activity or contract to perform such activity at a future date which would prevent the performance of the obligations hereunder; provided that it is acknowledged and agreed that during the period ending December 31, 2008 the Executive may be called upon to assist clients for whom the Executive provided legal advice and service as an attorney in private practice before joining the Company on a full timer basis under this Agreement. Such assistance shall primarily be to assist such former clients to find replacement counsel, and to help to efficiently complete projects in progress as of October 1, 2008 for which the Executive may have special competence or familiarity, etc. Any such work shall performed by Executive only in a manner and time which assures that Executive is able to timely and fully perform all duties and obligations to the Company under this Agreement.

	1.6	The Executive shall not conduct any unethical or illegal activities on behalf of the Company and agrees to comply with the Company’s Code of Business Conduct and Ethics.

1.7

The Executive shall be an officer of the Company and a full-time employee of Geovic Ltd. with the authority, autonomy and responsibility customary for a Senior Vice President and General Counsel. The Executive shall provide his Services exclusively to the Company and its subsidiaries, except as provided in Section 1.5 above and except that he may perform as an Outside Director on the Boards or member of the advisory boards of no more than two other companies. Such outside directorships or advisory board memberships shall conform to Company’s priorities and place no unnecessary burden upon the Company or the Executive. During the Term of this Agreement, the Executive agrees to serve, if elected, as an officer and/or director of any subsidiary or affiliate of the Company.

2.	Consideration and expenses.

2.1

During the Term of this Agreement, in consideration of the Executive’s Services hereunder, including, without limitation, service as an officer or director of any subsidiary or affiliate thereof and as a full-time employee of Geovic Ltd., the Company shall pay the Executive according to the attached Schedule II payable monthly in arrears on the last working day of each month or more frequently in accordance with the Company’s pay practices. All payments of consideration and expenses shall be made by direct deposit to an account in the name of Executive at a financial institution selected by Executive and located in the United States. All currency herein is expressed in US dollars.

2.2	The Company or Geovic Ltd. shall pay or reimburse to the Executive:

2.2.1

All costs reasonably and properly expended by him on behalf of the Company for performance of Services, if proper documentation of such expenses is received by the Company in accordance with the Company’s normal expense reimbursement procedures;

2.2.2

During the Term of this Agreement, the Executive shall be entitled to participate in employee benefit plans or programs, if any, to the extent that Executive is eligible to participate in such plans or programs;

2.2.3

During the Term of this Agreement, Executive shall be entitled to participate in the Company’s Employee Stock Option Plan and the Company’s Annual bonus program for Executives, subject to recommendations of the Compensation Committee and approval by the Company’s Board;

2.2.4

Until such time as the Company may adopt a medical plan, the Company shall reimburse the Executive’s medical insurance in an amount not to exceed $800/month and once such a plan is adopted, Executive shall be entitled to full family coverage under the plan;

	2.2.5	Expenses for Executive’s personal vehicle use shall be at a rate of the prevailing IRS mileage rate, but shall exclude the mileage associated with daily commuting;

2.2.6

Executive shall have an allowance of up to $7,500 per year for business and legal periodicals and research, payment of annual Bar dues for Colorado, Wyoming and American Bar Associations, and payment of fees related to CLE requirements in areas relevant to Executive’s Services;

	2.2.7	Executive shall receive an allowance not to exceed $5,000 to move his personal office equipment, files and related materials, as appropriate, to the Denver office;

	2.2.8	Executive shall be provided with parking at the Denver head office.

Such payments or reimbursements shall be made within 7 days of a request for reimbursement by the Executive together with provision by the Executive of such additional evidence and information as the Company or Geovic Ltd. shall reasonably require.

2.3

The Executive shall be entitled to take four (4) calendar weeks of paid vacation annually during the Term of this Agreement, subject to the dates being previously agreed by the CEO. Executive shall not be entitled to additional compensation if he fails to use this vacation provided that up to two (2) weeks of annual vacation may be carried over to a succeeding year. The Executive shall also be entitled to take paid holidays in accordance with standard Company or Geovic Ltd. policy.

2.4

Executive shall accrue one (1) day of sick leave time per pay period, up to a maximum of 20 days, to be used only in connection with illness or medical conditions which interfere with providing Services.

3.	Termination.

	3.1	Either Party may terminate this Agreement and Executive’s employment with the Company by providing written notice to the other Party at least forty-five (45) days prior to the termination date.

3.2

The Company may by notice in writing immediately terminate this Agreement and Executive’s employment with Geovic Ltd. without obligation to the Executive by providing written notice to the Executive at any time upon the occurrence of any one or more of the following events:

		3.2.1	Executive’s breach of any material obligation owed the Company or Geovic Ltd. in this Agreement;

		3.2.2	Executive’s neglect of duties to be performed under this Agreement;

		3.2.3	Executive’s failure or refusal to follow lawful directions given by the CEO or the Board;

3.2.4

Executive’s dishonest conduct or conduct that has damaged or will likely damage the reputation of the Company, or conduct which is clearly contrary to the Company’s Code of Business Conduct and Ethics;

		3.2.5	Executive being convicted of a felony;

		3.2.6	Executive engaging in any act of moral turpitude;

		3.2.7	The death of Executive; or

		3.2.8	Executive becoming permanently disabled for a period of six (6) consecutive months from performing the duties of his employment.

3.3

Anything contained in Section 3.2 to the contrary notwithstanding, the Company shall not terminate this Agreement and Executive’s employment with the Company pursuant to Section 3.2(1), (2) or (3) unless the Company shall have first given the Executive twenty-one (21) days’ prior written notice of such termination, which sets forth the grounds of such termination, and the Executive shall have failed to cure such grounds for termination within the twenty-one (21) day period.

3.4	Executive may terminate this Agreement and Executive’s employment by the company by providing written notice to the Company at any time upon the occurrence of any one or more of the following events:

	3.4.1	The Company’s breach of any material obligation owed the Executive in this Agreement;

	3.4.2	The Company requiring Executive to perform illegal activities;

	3.4.3	Bankruptcy of the Company;

	3.4.4	Inability of Executive to substantially perform his essential duties under this Agreement because of a disability.

3.4.5

In the event of merger, consolidation, divestiture, takeover, significant sale, change in control or any similar business circumstance with Company or its subsidiaries which result within 12 months of the change in control in either (i) a termination or threatened termination of Executive’s employment or a reduction in compensation to be paid to Executive, or (ii) a significant change in the duties of Executive reasonably deemed unacceptable by Executive.

The term “change in control” shall mean either: (1) any one Person (or group of affiliated persons) holds a sufficient number of Voting Shares of the Company or Resulting Issuer to affect materially the control of the Company or Resulting Issuer, or (2) any combination of Persons, acting in concert by virtue of an agreement, arrangement, commitment or understanding, hold in total a sufficient number of the Voting Shares of the Company or Resulting Issuer to affect materially the control of the Company or Resulting Issuer, where such Person or combination of Persons did not previously hold a sufficient number of Voting Shares to affect materially the control of the Company or Resulting Issuer. In the absence of evidence to the contrary, any Person or combination of Persons acting in concert by virtue of an agreement, arrangement, commitment or understanding, holding more than 20% of the Voting Shares of the Company is deemed to materially affect the control of the Company or Resulting Issuer. Capitalized terms in this change in control paragraph have the same meaning as used in the TSX Corporate Finance Manual.

3.5

Anything contained in Section 3.4 to the contrary notwithstanding, the Executive shall not terminate this Agreement and Executive’s employment with the Company pursuant to Section 3.4(1) or (2) unless the Executive shall have first given the Company twenty-one (21) days’ prior written notice of such termination, which sets forth the grounds of such termination, and the Company shall have failed to cure such grounds for termination within the twenty-one (21) day period.

4.	Severance.

4.1

Within ninety (90) days of this Agreement and Executive’s employment being terminated by the Company pursuant to Section 3.1 or Section 3.2.8 or by the Executive pursuant to Section 3.4.1, 3.4.2, 3.4.4 or 3.4.5, the Company shall pay Executive a lump sum severance of two (2) years of the minimum base salary pursuant to Schedule II, section 1, plus any earned bonus accrued to the time of such voluntary or involuntary termination. In addition, the Executive shall immediately become one hundred percent (100%) vested with respect to any options to purchase the Company’s capital stock that he then holds and/or any restrictions with respect to restricted shares of the Company’s capital stock that he then holds shall immediately lapse, subject to any applicable rules or restrictions imposed by any stock exchange or securities regulatory authority.

4.2

Within ninety (90) days of this Agreement and Executive’s employment with the Company being terminated by the Company pursuant to Section 3.2.7 (Death of Executive during the Term), the Company shall pay the trustee named in Executive’s last will and testament, if any, and if none, then the Executive’s estate, a lump sum severance of one (1) year of the minimum base salary pursuant to Schedule II, Section 1 commencing on the date of death, plus any annual bonus to which Executive would have been entitled had the Agreement not been terminated and Executive’s trustee named in Executive’s last will and testament, if any, and if none, then Executive’s estate, shall immediately become one hundred percent (100%) vested with respect to any options to purchase the Company’s capital stock that the Executive held at the time of his death and/or any restrictions with respect to restricted shares of the Company’s capital stock the Executive held at the time of his death shall immediately lapse, subject to any applicable rules or restrictions imposed by any stock exchange or securities regulatory authority or pooling restrictions entered into by the Company.

These Sections 4.1 and 4.2 and other Sections of this Agreement shall comply with all laws, rules and regulations of securities commissions and stock exchanges to which the Company may be subject, or with which it must comply. Otherwise the Executive and the Company agree to reasonably modify this Agreement in a manner that meets such requirements.

5.	Confidentiality.

5.1

In this Agreement, all information and data (“Information”) includes oral or written, computer file or other permanent form relating to the Company, Geovic Ltd., GeoCam and any other subsidiaries and affiliates of the Company (together the “Group”) and their businesses and assets or any part thereof disclosed or provided to the Executive and all documents, computer files or other records prepared by the Executive which contain or are based on any such information or data, together with all confidential information and data concerning the business of the Group, and information to the Group that is furnished by a third party and deemed confidential and that was furnished by the third party after assurance of confidential treatment.

5.2

The Executive shall keep all Information strictly confidential and shall not disclose the Information, in whole or in part, to any person other than directors or employees of the Group and outside personnel that need to know such Information for their performance of services on behalf of the Company.

5.3

The Executive shall not use the Information for any purpose whatsoever other than for the purpose of providing the Services herein, and as may be required or beneficial in the performance of the Services herein.

	5.4	The provisions of Clauses 5.2 and 5.3 shall not apply to Information:

		5.4.1	which at the time of disclosure is available to the public generally;

		5.4.2	which after disclosure becomes available to the public generally, other than by reason of a breach by the Executive of his obligations under this Agreement; or

		5.4.3	subject to any disclosure if such disclosure is the requirement of a court of competent jurisdiction.

5.5

The obligations in Clauses 5.2 and 5.3 shall remain in effect for three (3) years after termination of this Agreement, and for such longer term as may reasonably be required to maintain the confidentiality of Information material to the Group’s business.

6.	Company property.

	6.1	The products and results of the Services shall be the exclusive property of the Company.

6.2

On the expiration or termination of the Term of this Agreement (for whatever reason and howsoever caused) the Executive shall promptly deliver to the Company all copies of all Information in the possession or under the control of Executive and all other property belonging to the Company which may be in possession or under his control.

7.	Taxes.

Federal and state taxes will be withheld by the company from Executive’s monthly salary and, if required by law, from other payments made to Executive, and Executive shall be eligible for workers compensation and unemployment insurance benefits to the extent provided by law. For all purposes under this Agreement, Executive is a resident of the State of Colorado.

8.	Evacuation.

The Company shall make all available efforts to ensure the release, evacuation and/or medical care of the Executive and/or members of his family if the Executive and/or members of his family are kidnapped, held hostage, require emergency medical evacuation or are caught up in any kind of civil unrest or violence during Executive’s performance of Services to the Company.

9.	Notices.

9.1

Any notice to be given under this Agreement must be in writing and must be delivered to the addressee in person or left at the address of the addressee or sent by facsimile to the facsimile number of the addressee which in each case is specified in this clause, and marked for the attention of the person so specified, or to such other address or facsimile number and/or marked for the attention of such other person as the relevant Party may from time to time specify by notice given in accordance with this clause.

The details of each party at the date of this Agreement are:

To the Company:	Geovic Mining Corp. 743 Horizon Court, Suite 300A Grand Junction, CO 81506 USA Facsimile: 970 256 9241 Attention: The Secretary

To the Executive:	ALAN W. PERYAM 341 S. Poplar St. Denver, Colorado 80224 USA Email: alan@awperyam.com

	9.2	A notice shall take effect from the time it is deemed to be received as follows:

		9.2.1	in case of a notice delivered to the addressee in person, upon delivery;

		9.2.2	in the case of a notice left at the address of the addressee, upon delivery at that address;

		9.2.3	in the case of facsimile, on production of a transmission report from the machine from which the facsimile was sent which indicates the facsimile number of the recipient.

10.	Governing law and venue.

This Agreement shall be governed by and interpreted in accordance with the laws of Colorado, United States, and venue for any action relating to or arising out of this Agreement shall only be proper in Mesa County, Colorado, USA.

11.	No waiver.

The failure of any Party to insist upon the strict performance of any of the terms, conditions or provisions of this Agreement shall not be construed as a waiver of relinquishment of future compliance therewith, and said terms, conditions and provisions shall remain in full force and effect.

12.	Rights, obligations and assignment.

The rights and obligations of the Company and Geovic Ltd. under this Agreement shall inure to the benefit of, and shall be binding upon, their respective successors and assigns.

13.	Severability

If any of the provisions of this Agreement shall for any reason be adjudged by any court of competent jurisdiction to be invalid or unenforceable, such judgment shall not affect, impair or invalidate the remainder of this Agreement, but shall be confined to such invalid or unenforceable provision.

14.	Captions.

The captions inserted in this Agreement are for convenience only and in no way define, limit or describe the scope or intent of this Agreement, or any provision hereof, nor in any way affect the interpretation of this Agreement.

15. Entire Agreement

This Agreement and the schedules hereto embody the entire understanding between the Parties hereto pertaining to the subject matter hereto and supersede all prior agreements and understandings of the Parties in connection therewith.

IN WITNESS whereof the Parties hereto have executed the Agreement this 12th day of September 2008, effective as of 01 October 2008.

Signed  /s/ John E. Sherborne
John E. Sherborne, for and on behalf of
GEOVIC MINING CORP.

Signed  /s/ John E. Sherborne
John E. Sherborne, for and on behalf of
GEOVIC LTD.

Signed  /s/ Alan W. Peryam
Alan W. Peryam, Executive

SCHEDULE I
THE SERVICES

Services to be provided by the Executive include:

1.

In accordance with the directives of the CEO and the Board, develop, advise on and guide all legal-related activities and objectives of the Company, Geovic Ltd. and Geovic Energy Corp., including but not limited to all SEC compliance and reporting responsibilities; coordinate the Company compliance of Canadian reporting and TSX requirements with Canada counsel; coordinate Geovic Ltd. compliance with Cayman Islands regulations reporting requirements with Cayman Islands counsel; coordinate Company, Geovic Ltd. and Geovic Energy Director, Shareholder and director committee meetings and activities; responsibility for matters of corporate law; coordination of matters with the Corporate Secretary for all share and warrant transactions and other matters; coordinate appropriate legal relationships with third party providers (consultants, etc.) and all outside counsel; review or draft various contracts and proposals and oversee and assure that the performance of all such activities are conducted under global corporate governance standards and all laws of appropriate jurisdiction.

2.

Assist in all land related activities of the Company and its subsidiaries and coordinate the preparation of lease (public and private) agreements and reporting responsibilities with respect to mining claims and various exploration and development permits.

3.

Actively participate in arranging, negotiating and closing farm-in, farm-out, joint venture, data acquisition or trade, and as appropriate and in conjunction with Company management, debt and public or private equity financings.

4.

Advocate and promote the attributes and value of the Company to public, financial and technical communities. Present information or respond to government authorities and other parties on an as-needed basis.

5.	Assist GeoCam, if and as required, in connection with legal matters.

6.	Assist in public and investor relations activities.

7.

Provide any other executive, management, administrative, financial and business service or undertake any other action believed to be in the best interest of the Company, its subsidiaries, business interests and shareholders.

SCHEDULE II
COMPENSATION

1.

In accordance with section 2.1 of this Agreement, the Executive shall be paid a compensation of $180,000 per year effective 01 October 2008. The Executive's performance and compensation package shall be reviewed annually by the CEO and the Compensation Committee of the Board.

2.

Executive shall receive, upon approval by the Compensation Committee of the Board and the Board itself, an initial grant of options to purchase up to 120,000 Option Shares in accordance with the Company’s Amended and Restated Stock Option Plan, 40% percent of which will be vested upon grant and 30% to vest on the first and second anniversaries of the effective date of this Agreement. Executive shall receive subsequent annual grants of Option Shares in accordance with option compensation arrangements established by the Compensation Committee and the Board of the Company during the Term of this Agreement to be completed in compliance with regulations of the appropriate regulatory authorities. The options shall have such terms as are determined by the Board in accordance with the Amended and Restated Stock Option Plan. In the event that options held by Executive become vested in full for any of the reasons described in Section 4.1, all options then held by Executive shall be deemed automatically at that time to be non-qualified options and not Incentive Stock Options under the Amended and Restated Stock Option Plan and may be exercised at any time during the original term of the option.

3.

Executive shall be eligible to receive a significant annual cash incentive bonus pursuant to an appraisal of Executive’s performance as outstanding by the CEO and the Compensation Committee. If the Board puts into place a restricted stock or deferred share plan, the Executive shall have the option to receive any such bonus awarded as deferred compensation.

Effective January 1, 2010 Mr. Alan W. Peryam 341 S. Poplar Street Denver CO 80224

Dear Alan:

This letter states the modifications that we have agreed upon in your employment agreement dated September 12, 2008 and amended October 1, 2008.

FOR CONSIDERATION, the receipt and sufficiency of which we mutually acknowledge, we agree as follows

1.     As of January 1, 2010, your annual base salary is: $180,000.00.

2.     Upon any severance for death under Section 4.1 of your employment agreement, your survivors or your estate will be entitled only to receive an amount or amounts received by the Company under life insurance on your life held by the Company (totaling $180,000.00 face amount as of the date hereof), and not an amount equal to one years’ base salary in effect at date of death plus bonus for that year (which would be the amount under your present employment agreement). If your salary increases in future years, it is not expected that the amount of life insurance will increase.

3.    Upon any disability for which you would be entitled to payments under Section 4.2 of your employment agreement, you would be entitled to receive an amount or amounts received by the company under disability insurance on you held by the Company (totaling $180,000.00 face amount as of the date hereof) in lieu of an amount equal to two years’ base salary at date of death plus bonus for current year. If your salary increases in future years, it is not expected that the amount of life insurance will increase.

All other terms and conditions of your employment agreement remain in full force and effect, subject to minor modifications that we may mutually agree upon from time to time to reflect changing conditions in the Company or its business.

Please sign below to indicate your agreement to the above modifications.

Sincerely, Geovic Mining Corp.

By: /s/ John E. Sherborne John E. Sherborne CEO, President

/s/ Alan W. Peryam Alan W. Peryam